EXHIBIT 4.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
SERIES C 8% NON-CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK

OF

FIRST MID-ILLINOIS BANCSHARES, INC.

It is hereby certified that:

1.           The name of the corporation (hereinafter called the “Corporation”) is

FIRST MID-ILLINOIS BANCSHARES, INC.

2.
The restated certificate of incorporation of the Corporation, filed May 21, 1986, with the Secretary of State of the State of Delaware, as amended from time to time, authorizes the issuance of 18,000,000 shares of common stock, $4.00 par value per share (“Common Stock”), and 1,000,000 shares of preferred stock, without par value, and expressly vests in the board of directors of the Corporation (the “Board of Directors”) the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolutions adopted by the Board of Directors.

3.
The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating an issue of Series C 8% Non-Cumulative Perpetual Convertible Preferred Stock.

RESOLVED, that the Series C 8% Non-Cumulative Perpetual Convertible Preferred Stock be issued subject to the following rights, preferences, privileges and restrictions:

1. Issuance.  The Board of Directors (the “Board”) of the Corporation has determined that 5,500 shares of the authorized and unissued preferred stock be identified as “Series C 8% Non-Cumulative Perpetual Convertible Preferred Stock” and has authorized such shares for issuance at a price of $5,000 per share (hereinafter referred to as the “Preferred Stock”).

2. Dividends.

(a) Dividends on the Preferred Stock will be payable semi-annually in arrears, when, as and if authorized by the Board of Directors and declared by the Corporation out of legally available funds, on a non-cumulative basis on the $5,000 per share liquidation preference, at an annual rate equal to 8%.  Subject to the foregoing, dividends will be payable in arrears on April 1 and October 1 of each year (each, a “Dividend Payment Date”) commencing on October 1, 2011 or, if any such day is not a business day, the next business day.  Each dividend will be payable to holders of record as they appear on the Corporation’s stock register on the fifteenth day of the month prior to the month in which the relevant Dividend Payment Date occurs.  Each period from and including a Dividend Payment Date (or the date of the issuance of the Preferred Stock) to but excluding the following Dividend Payment Date is herein referred to as a “Dividend Period.”  Dividends payable for each Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  If a scheduled Dividend Payment Date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled Dividend Payment Date, and no interest or other amount will accrue on the dividend so payable for the period from and after that Dividend Payment Date to the date the dividend is paid.

(b) Dividends on the Preferred Stock will be non-cumulative.  If for any reason the Board of Directors does not authorize and the Corporation does not declare full cash dividends on the Preferred Stock for a Dividend Period, the Corporation will have no obligation to pay any dividends for that period, whether or not the Board of Directors authorizes and the Corporation declares dividends on the Preferred Stock for any subsequent Dividend Period.  The Corporation is not obligated to and will not pay holders of the Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a Dividend Payment Date.  The Corporation is also not obligated to and will not pay holders of the Preferred Stock any dividend in excess of the dividends on the Preferred Stock that are payable as described above.  There is no sinking fund with respect to dividends.

(c) The Corporation may not declare or pay or set apart for payment full dividends on any series of preferred stock ranking, as to dividends, equally with or junior to the Preferred Stock unless the Corporation has previously declared and paid or set apart for payment, or the Corporation contemporaneously declares and pays or sets apart for payment, full dividends on the Preferred Stock for the most recently completed Dividend Period.  When dividends are not paid in full on the Preferred Stock and any series of preferred stock ranking equally as to dividends, all dividends upon the Preferred Stock and such equally ranking series will be declared and paid pro rata.  For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on shares of Preferred Stock and the aggregate of the current and accrued dividends due on any equally ranking series.  The Corporation will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Preferred Stock.  Unless the Corporation has paid or declared and set aside for payment full dividends on the Preferred Stock for the most recently completed Dividend Period, the Corporation will not:

• declare or make any dividend payment or distribution on any junior ranking stock, other than a dividend paid in junior ranking stock, or

•	redeem, purchase, otherwise acquire or set apart money for a sinking fund for the redemption of any junior or equally ranking stock, except by conversion into or exchange for junior ranking stock.

As used herein, “junior to the Preferred Stock,” “junior ranking stock” and like terms refer to the Corporation’s  Common Stock and any other class or series of the Corporation’s capital stock over which the Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on the Corporation’s liquidation, dissolution or winding up, and “equally ranking” and like terms refer to any other class or series of the Corporation’s capital stock that ranks on a parity with the Preferred Stock in the payment of dividends or in the distribution of assets on the Corporation’s liquidation, dissolution or winding up, including the Corporation’s outstanding Series B 9% Non-Cumulative Perpetual Convertible Preferred Stock.  Subject to the conditions described above, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by the Board of Directors or a duly authorized committee of the board, may be declared and paid on the Corporation’s Common Stock and any other stock ranking equally with or junior to the Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Preferred Stock will not be entitled to participate in those dividends.

3. Conversion.  The holders of the Preferred Stock shall have the following conversion rights (the “Conversion Rights”) and be subject to the following provisions with respect to the conversion of Preferred Stock:

(a) Right to Convert.  Each share of Preferred Stock may be converted at any time at the option of the holder into fully paid and nonassessable shares of Common Stock, at the Conversion Price (as hereafter defined) therefor in effect at the time of conversion determined as provided herein, at the option of the holder thereof, at any time after the date of issuance of such shares, at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock.

(b) Conversion Price.  Each share of Preferred Stock shall be convertible into the number of shares of Common Stock that results from dividing $5,000 by the Conversion Price per share in effect at the time of conversion for each share of Preferred Stock.  The Conversion Price per share for the Preferred Stock at the date on which such share of Preferred Stock is originally issued (the “Original Issue Date”) shall be $20.29 (the “Conversion Price”) and shall be subject to adjustment from time to time as provided herein.

(c) Mandatory Conversion; Unpaid Dividends.

(i) The Corporation shall have the right at any time after the fifth anniversary of the Original Issue Date of shares of the Preferred Stock constituting a majority of the shares issued (the “Mandatory Conversion Date”) to call and convert all (but not less than all) of the outstanding shares of Preferred Stock into shares of Common Stock if, on the date the Corporation gives the Conversion Notice (as hereinafter defined), (x) the tangible book value per share of the Corporation’s Common Stock equals or exceeds 115% of the tangible book value per share of the Corporation’s Common Stock at December 31, 2010, and (y) the NASDAQ Bank Index (denoted by CBNK:IND) equals or exceeds 115% of the NASDAQ Bank Index at December 31, 2010.  “Tangible book value per share of our common stock” at any date means the result of dividing the Corporation’s total common stockholders equity at that date, less the amount of goodwill and intangible assets, determined in accordance with U.S. generally accepted accounting principles, by the number of shares of common stock then outstanding, net of any shares held in the treasury.

(ii) Not less than 30 days nor more than 60 days prior to the Mandatory Conversion Date, written notice (the “Conversion Notice”) shall be mailed, first class postage prepaid, to the holders of the shares of the Preferred Stock at their address last shown on the records of the Corporation.  The Conversion Notice shall state: (A) the number of shares being converted; (B) what the Mandatory Conversion Date and Conversion Price are; (C) that the holders’ voluntary Conversion Rights (as herein defined) shall terminate; and (D) that each holder is to surrender to the Corporation, in the manner and at the place designated, the certificates representing the shares of Preferred Stock to be converted.

(iii) On or before the Mandatory Conversion Date, the holders of shares of Preferred Stock being converted shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Conversion Notice, and thereupon a certificate or certificates for the number of shares of Common Stock into which such shares of Preferred Stock have been converted shall be issued to the person whose name appears on such surrendered certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

(iv) If the Conversion Notice shall have been duly given, and if on the Mandatory Conversion Date the required number of shares of Common Stock are issuable, all shares of Preferred Stock shall no longer be outstanding, shall be cancelled and retired and shall cease to exist.  Each certificate formerly representing any shares of the Preferred Stock shall thereafter represent only the right to receive (A) the corresponding shares of Common Stock, plus cash in lieu of any fractional shares of Common Stock due upon conversion of shares of Preferred Stock, (B) the amount of dividends or other distributions with a record date after the Mandatory Conversion Date but prior to the surrender date, and with a payment date at, prior or subsequent to surrender date, not paid with respect to the Common Stock issuable upon conversion, less the amount of any withholding taxes which may be required thereon and (C) the amount equal to any authorized, declared and unpaid dividends, without accumulation of any undeclared dividends, on such Preferred Stock (the “Net Accrued Dividends”) through such Mandatory Conversion Date.

(d) Mechanics of Voluntary Conversion; Unpaid Dividends.

(i) Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent of the Preferred Stock or Common Stock, and shall give written notice by mail, postage prepaid, to the Corporation at such office that he elects to convert the same and shall state therein the number of shares of Preferred Stock being converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  Thereupon the Corporation shall promptly issue and deliver at such office to such holder of Preferred Stock or to the nominee or nominees of such holder a certificate or certificates for the number of shares of Common Stock to which he shall be entitled.

(ii) Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.  A holder of Preferred Stock who surrenders shares of Preferred Stock for conversion shall be entitled to receive from the Corporation on the date of such surrender an amount in cash equal to the Net Accrued Dividends on such surrendered shares of Preferred Stock, but any future dividends with respect to the surrendered shares of Preferred Stock shall cease to accrue after such surrender and all rights with respect to such shares shall forthwith after such surrender terminate.

(e) Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased; conversely, if the Corporation shall at any time or from time to time after the Original Issue Date reduce the outstanding shares of Common Stock by a stock combination, the Conversion Price then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this paragraph 3(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Preferred Stock by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Preferred Stock shall be adjusted pursuant to this paragraph 3(f) as of the time of actual payment of such dividends or distributions.

(g) Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph 3 with respect to the rights of the holders of the Preferred Stock.  Notwithstanding the foregoing, to the extent the Corporation has a rights plan in effect with respect to the Common Stock on any date upon which Preferred Stock is converted, upon conversion, the holder will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such date, the rights have separated from the shares of Common Stock in accordance with the provisions of such rights plan.

(h) Adjustment for Reclassification, Exchange or Substitution.  If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares of stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph 3), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(i) Reorganization, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph 3) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all the Corporation’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor Corporation resulting from such merger or consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Preferred Stock would have been entitled on such capital reorganization, merger, consolidation or sale.  In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph 3 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph 3 (including adjustment of the Conversion Prices and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(j) Sale of Shares Below Conversion Price.

(i) If at any time or from time to time after the Original Issue Date, the Corporation shall issue or sell Additional Shares of Common Stock (as hereinafter defined), other than as a dividend as provided in paragraph 3(f) above, and other than upon a subdivision or combination of shares of Common Stock as provided in paragraph 3(e) above, for a consideration per share less than the Conversion Price for the Preferred Stock (or, if an adjusted Conversion Price shall be in effect by reason of a previous adjustment, then less than such adjusted Conversion Price), then and in each case the applicable Conversion Price for the Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issue or sale plus (B) the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price, and the denominator of which shall be the sum of (X) the number of shares of Common Stock outstanding immediately prior to such issue or sale plus (Y) the number of such Additional Shares of Common Stock so issued.

(ii) For the purpose of making any adjustment in the Conversion Price or number of shares of Common Stock purchasable on the conversion of Preferred Stock as provided above, the consideration received by the Corporation for any issue or sale of securities shall,

(A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, concessions or compensation paid or allowed by the Corporation in connection with such issue or sale,

(B) to the extent it consists of services or property other than cash, be computed at the fair value of such services or property as determined in good faith by the Board of Directors; and

(C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined), or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii) For the purpose of the adjustment provided in subparagraph (i) of this paragraph 3(j), if at any time or from time to time after the Original Issue Date the Corporation shall issue any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being hereinafter referred to as “Convertible Securities”), then, in each case, if the Effective Price (as hereinafter defined) of such rights, options or Convertible Securities shall be less than the then existing Conversion Price for the Preferred Stock, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such shares, or an amount equal to the total amount of the consideration, if any, received by the Corporation for the rights or options or Convertible Securities, plus, in the case of such options or rights, the minimum amounts of consideration, if any, payable to the Corporation upon exercise or conversion of such options or rights.  For purposes of the foregoing, “Effective Price” shall mean the quotient determined by dividing the total of all such consideration by such maximum number of Additional Shares of Common Stock.  No further adjustment of the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities.

If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Corporation on the conversion of such Convertible Securities.

(iv) For the purpose of the adjustment provided for in subparagraph (i) of this paragraph 3(j), if at any time or from time to time after the Original Issue Date the Corporation shall issue any rights or options for the purchase of Convertible Securities, then, in each such case, if the Effective Price thereof is less than the current Conversion Price, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by the Corporation for the issuance of such rights or options, plus the minimum amounts of consideration, if any, payable to the Corporation upon the conversion of such Convertible Securities.  For purposes of the foregoing, “Effective Price” shall mean the quotient determined by dividing the total amount of such consideration by such maximum number of Additional Shares of Common Stock.  No further adjustment of such Conversion Price adjusted upon the issuance of such rights or options shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion of such Convertible Securities.

The provisions of subparagraph (iii) above for the readjustment of such Conversion Price upon the expiration of rights or options or the rights of conversion of Convertible Securities, shall apply mutatis mutandis to the rights, options and Convertible Securities referred to in this subparagraph (iv).

(k) Definition.  The term “Additional Shares of Common Stock” as used herein shall mean all shares of Common Stock issued or deemed issued by the Corporation after the Original Issue Date, whether or not subsequently reacquired or retired by the Corporation, other than (i) shares of Common Stock issued upon conversion of the Preferred Stock and (ii) any shares of Common Stock (as adjusted for all stock dividends, stock splits, subdivisions and combinations) issued to employees, officers, directors, consultants or other persons performing services for the Corporation (if so issued solely because of any such person’s status as an officer, director, employee, consultant or other person performing services for the Corporation and not as part of any offering of the Corporation’s securities) pursuant to any stock option plan, stock purchase plan or management incentive plan, agreement or arrangement approved by the Board.

(l) Accountants’ Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, the Corporation, at its expense, shall cause independent certified public accountants of recognized standing selected by the Corporation (who may be the independent certified public accountants then auditing the books of the Corporation) to compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown in the Corporation’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including a statement of (i) the consideration received or to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price at the time in effect for each series of the Preferred Stock and (iii) the number of Additional Shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

(m) Notices of Record Date.  In the event of any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all the assets of the Corporation to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, the Corporation shall mail to each holder of Preferred Stock (other than any such holder who is also a holder of record, or the affiliate of a holder of record, of the Corporation’s Common Stock, or is a director or executive officer, or an affiliate of a director or executive officer, of the Corporation) at least 20 days prior to the record date specified therein, a notice specifying (A) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (B) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

(n) Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation’s Common Stock on the date of conversion, as determined in good faith by the Corporation’s Board of Directors.  Whether or not the fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder holds at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(o) Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock.  As a condition precedent to the taking of any action which would cause an adjustment to the Conversion Price, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient in order that it may validly and legally issue the shares of its Common Stock issuable based upon such adjusted Conversion Price.

(p) Notices.  Any notice required by the provisions of this paragraph 3 to be given to the holder of shares of the Preferred Stock shall be deemed given (i) when delivered by hand, (ii) when delivered by Federal Express or a similar overnight courier to each holder of record at his or her address appearing on the books of the Corporation or (iii) five days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed to each holder of record at his or her address appearing on the books of the Corporation.

(q) Payment of Taxes.  The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Preferred Stock or shares of Common Stock or other securities issued on account of Preferred Stock pursuant hereto or certificates representing such shares or securities.  The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(r) No Dilution or Impairment.  The Corporation shall not amend its restated certificate of incorporation, as amended, or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the material terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

4. Voting Rights.

(a) The Preferred Stock shall have no voting rights except as provided herein or as otherwise from time to time required by law.

(b) Whenever dividends payable on the Preferred Stock have not been paid for four or more Dividend Periods, whether or not consecutive, the holders shall have the right, with holders of any other series of securities of the Corporation ranking equally with the Preferred Stock as to dividends that have similar voting rights and on which dividends likewise have not been paid, including the Series B Preferred Stock (the “Voting Parity Securities”), voting together as a class, at a special meeting called at the request of holders of at least 20% of the shares of Preferred Stock outstanding or of holders of at least 20% of the shares of any Voting Parity Securities (unless such request for a special meeting is received less than 90 calendar days before the date fixed for the next annual or special meeting of the Corporation’s stockholders, in which event such election shall be held only at such next annual or special meeting of the Corporation’s stockholders) or at the Corporation’s next annual or special meeting of the Corporation’s stockholders, to elect two additional directors to the Board of Directors; provided that the election of any such director does not cause the Corporation to violate the applicable corporate governance requirements or any applicable exchange or trading market where the Common Stock is then listed or quoted, as the case may be; and provided, further, that at no time will the Corporation’s Board of Directors include more than two directors elected pursuant to this paragraph 4(b).  At any meeting held for the purpose of electing such a director, the presence in person or by proxy of the holders of shares representing at least a majority of the voting power of the Preferred Stock and any Voting Parity Securities, voting together as a class, shall be required to constitute a quorum of such shares.  The affirmative vote of the holders of Preferred Stock and holders of any Voting Parity Securities, voting together as a class, representing a majority of the voting power of such shares present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

(c) Upon the election of any such directors, the number of directors that comprise the board of directors shall be increased by such number of directors.  Such directors shall be elected to terms that are the shorter of the next annual meeting of the Corporation and such time as full dividends have been paid on the Preferred Stock for at least four consecutive Dividend Periods.  In the event such term expires prior to the time full dividends have been paid on the Preferred Stock for at least four consecutive Dividend Periods, any such directors may be elected to successive terms of similar duration until full dividends have been paid on the Preferred Stock for at least four consecutive Dividend Periods.  Holders of Preferred Stock, together with holders of any Voting Parity Securities, voting together as a class, may remove any director they elected.  Any vacancy created by the removal of any such director shall be filled only by the vote of the holders of the Preferred Stock and holders of any Voting Parity Securities, voting together as a class.  If the office of either such director becomes vacant for any reason other than removal, the remaining director may choose a successor who will hold office for the unexpired term of the vacant office.

(d) So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, without the vote, in person or by proxy, or written consent of the holders of at least 75% of the shares of the Preferred Stock, voting as a separate class:

(i) amend the restated certificate of incorporation, as amended, to authorize, or increase the authorized amount of, any shares of any class or series of stock ranking senior to the Preferred Stock with respect to payment of dividends or distribution of assets on our liquidation; as well as any amendment of our restated certificate of incorporation, as amended, or amended and restated bylaws that would alter or change the voting powers, preferences or special rights of the Preferred Stock so as to materially and adversely affect them; provided that the amendment of the restated certificate of incorporation, as amended, so as to authorize or create, or to increase the authorized amount of any shares of any class or series or any securities convertible into shares of any class or series of our stock ranking on a parity with or junior to the Preferred Stock with respect to dividends and in the distribution of assets on our liquidation, dissolution or winding-up shall not be deemed to materially and adversely affect the voting powers, preferences or special rights of the Preferred Stock; or

(ii) consummate a binding share exchange, a reclassification involving the Preferred Stock or a merger or consolidation of the Corporation with another entity; provided, however, that the holders of Preferred Stock shall have no right to vote under this provision or otherwise under Delaware law if in each case (A) both (1) the Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent) that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and (2) the Preferred Stock remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights, taken as a whole, as are not materially less favorable to the holders thereof than the powers, preferences and special rights of the Preferred Stock, or (B) the Corporation has exercised its mandatory conversion rights pursuant to paragraph 3(c) hereof in connection with such consummation.

(e) The number of votes that each share of Preferred Stock and any Voting Parity Securities participating in the votes described above shall be calculated on an as converted basis or, if not all of such stock is convertible or exchangeable for Common Stock, shall be in proportion to the liquidation preference of such share.

5. Redemption Rights.

(a) The Corporation shall have the right at any time after the fifth anniversary of the Original Issue Date of the shares of the Preferred Stock constituting a majority of the shares issued (the “Redemption Date”) to call and redeem all (but not less than all) of the outstanding shares of Preferred Stock at a price of $5,000 per share, plus any authorized, declared and unpaid dividends thereon, without accumulation of any undeclared dividends, through the Redemption Date (the “Redemption Price”).  Redemption of the Preferred Stock is subject to receipt by the Corporation of any required prior approvals from the Board of Governors of the Federal Reserve System or any other regulatory authority.

(b) Not less than 30 days nor more than 60 days prior to the Redemption Date, written notice (the “Redemption Notice”) shall be mailed, first class postage prepaid, to the holders of the shares of the Preferred Stock at their address last shown on the records of the Corporation.  The Redemption Notice shall state: (i) the number of shares being redeemed; (ii) what the Redemption Date and Redemption Price are; (iii) that the holders’ voluntary Conversion Rights (as defined in paragraph 3) shall terminate; and (iv) that each holder is to surrender to the Corporation, in the manner and at the place designated, the certificates representing the shares of Preferred Stock to be redeemed.

(c) On or before the Redemption Date, the holders of shares of Preferred Stock being redeemed, unless a holder has exercised his or her right to convert the shares as provided in paragraph 3 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

(d) If the Redemption Notice shall have been duly given, and if on or before the Redemption Date the Redemption Price has been set aside by the Corporation, then all shares of Preferred Stock shall no longer be outstanding, shall be cancelled and retired and shall cease to exist.  Each certificate formerly representing any shares of the Preferred Stock shall thereafter represent only the right to receive the Redemption Price.

6. Liquidation.  Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the Preferred Stock, with holders of any other series of securities of the Corporation ranking equally with the Preferred Stock as to liquidation preferences, including the Series B Preferred Stock (the “Liquidation Parity Securities”), shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, the amount of $5,000 per share, plus any authorized, declared and unpaid dividends through the date of such distribution, without accumulation of any undeclared dividends, before any payment or distribution shall be made on the Common Stock.  In the event the assets of the Corporation available for distribution to the holders of shares of the Preferred Stock and the Liquidation Parity Securities that are not junior to the Preferred Stock upon any dissolution, liquidation or winding up of the Corporation shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this paragraph 6, then all of the assets of the Corporation to be distributed shall be distributed ratably to the holders of Preferred Stock and the Liquidation Parity Securities.  After the payment to the holders of the shares of the Preferred Stock of the full amounts provided for in this paragraph 6, the holders of the Preferred Stock and the Liquidation Parity Securities as such shall have no right or claim to any of the remaining assets of the Corporation.

7. Information Rights.  The holders of shares of Preferred Stock shall be entitled to receive audited annual financial statements of the Corporation, as soon as such statements become available.

FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said issue of Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the restated certificate of incorporation, as amended, of the Corporation pursuant to the provisions of Sections 104 and 151 of the Delaware General Corporation Law.

Signed and attested to on February 11, 2011.

Attest:

/s/ William S. Rowland                                                             /s/ Michael L. Taylor
William S. Rowland                                                                  Michael L. Taylor
Chairman & CEO                                                                       EVP & CFO

STATE OF ILLINOIS                                           )
) SS:
COUNTY OF COLES                                           )

BE IT REMEMBERED that, on February 11, 2011, before me, a Notary Public duly authorized by law to take acknowledgement of deeds, personally came William S. Rowland, Chairman & CEO of First Mid-Illinois Bancshares, Inc., and Michael L. Taylor, EVP & CFO of First Mid-Illinois Bancshares, Inc., who duly signed the foregoing instrument before me and acknowledged that such signing is his or her act and deed, that such instrument as executed is the act and deed of said corporation, and that the facts stated therein are true.

GIVEN under my hand on February 11, 2011.

/s/ Peggy S. Towle
                                Notary Public